Exhibit 10.1

FORM OF

TRANSITION SERVICES AGREEMENT

between

SEARS HOLDINGS MANAGEMENT CORPORATION

and

ORCHARD SUPPLY HARDWARE STORES CORPORATION

Dated as of December     , 2011

i

6.05	Notices	10
6.06	Survival	11
6.07	Headings	11
6.08	No Third Party Rights	11
6.09	Counterparts	11
6.10	Severability	11
6.11	Entire Agreement	11
6.12	Force Majeure	11
6.13	Fair Construction	11
6.14	No Agency	12
6.15	Governing Law; Jurisdiction; Waiver of Jury Trial	12
6.16	Definitions	13
6.17	Interpretation and Construction	14
6.18	Condition Precedent to the Effectiveness of this Agreement; Expired Prior Agreement	15

Schedule A	Schedule of Services
Schedule B	Party Contact Persons

ii

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”) is made this     day of December, 2011, between Sears Holdings Management Corporation, a Delaware corporation (“SHMC”), and Orchard Supply Hardware Stores Corporation, a Delaware corporation (“OSH”), (each a “Party” and collectively the “Parties”). Section 6.16 of this Agreement, which begins on page 12, includes a glossary of defined terms used in this Agreement.

RECITALS

WHEREAS, Sears Holdings Corporation (“SHLD”) and OSH are entering into a Distribution Agreement (“Distribution Agreement”) that, among other things, provides for the distribution of shares of OSH’s Class A Common Stock and Series A Preferred Stock to holders of SHLD’s common stock (the “Distribution”);

WHEREAS, Sears, Roebuck and Co. (“Sears Roebuck”) has been providing various support services to OSH in accordance with the terms of a Services Agreement dated November 23, 2005 between Sears Roebuck and Orchard Supply Hardware LLC, as amended, which agreement (the “Services Agreement”) has expired in accordance with its terms;

WHEREAS, OSH requests SHMC, a subsidiary of SHLD, to provide support services to OSH and its subsidiaries following the Distribution and SHMC is willing to provide support services to OSH and its subsidiaries following the Distribution, on the terms and conditions set forth below;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of SHMC and OSH, for themselves and their successors and assigns, mutually covenant and agree as follows:

ARTICLE I

SERVICES

1.01 Services to be Provided. During the Service Period, SHMC will provide OSH the services described on Schedule A, in a manner consistent with past practice (collectively, the “Services”); provided, however, that, notwithstanding Section 3.07 below or any other provision in this Agreement to the contrary, such Services will not include, and SHMC will not be obligated to provide any service to OSH, the provision of which, following the Distribution, would constitute a violation of any Law or agreement. As used herein, the “Service Period” means the period commencing on the date the Distribution becomes effective in accordance with the Distribution Agreement (the “Effective Date”) and continuing until the Termination Date.

1.02 Quantity and Nature of Service. OSH acknowledges that the quantity and nature of each Service to be provided by SHMC will be substantially consistent with the level of such services provided by Sears Roebuck to OSH prior to the date hereof. Except as otherwise provided in Section 1.01 or this Section 1.02, there will be no material change in the scope of, or use by OSH of, Services during the Service Period (including changes requiring the hiring or training of additional employees by SHMC) without the mutual written agreement of the Parties and adjustments, if any, to the charges for such Services; provided, however, SHMC may make changes from time to time in the manner of performing Services, if SHMC is making similar changes in performing or the performance of the same or substantially similar services for itself or its Affiliates. OSH will not resell any Services, provide the Services to any joint-venture or non-wholly owned subsidiary or otherwise use the Services in any way other than in connection with the conduct of OSH’s internal business consistent with past practice with Sears Roebuck.

1.03 Transition Plan. On a periodic basis (at least quarterly) throughout the Service Period, OSH will provide SHMC with current information and reasonable assistance concerning OSH’s plans for transitioning the performance of all Services to OSH or its designees prior to the completion of the Service Period. SHMC will provide OSH with such information as is reasonably necessary to assist OSH with such transition.

1.04 Standard of Care. Except as otherwise set forth in this Agreement, SHMC does not assume any responsibility under this Agreement other than to render the Services in good faith, without willful misconduct or gross negligence. SHMC makes no other guarantee, representation, or warranty of any kind (whether express or implied) regarding any of the Services provided hereunder, and expressly disclaims all other guarantees, representations, and warranties of any nature whatsoever, whether statutory, oral, written, express or implied, including any warranties of merchantability or fitness for a particular purpose and any warranties arising from course of dealing or usage of trade.

1.05 Responsibility For Errors; Delays. SHMC’s sole responsibility to OSH for errors or omissions in Services caused by SHMC will be to furnish correct information, payment or adjustment in the Services, and if such errors or omissions are solely or primarily caused by SHMC, SHMC will furnish such corrections at no additional cost or expense to OSH if OSH promptly advises SHMC of such error or omission.

1.06 Good Faith Cooperation; Alternatives. SHMC and OSH will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of the Services, including acquisition of required third-party contractor consents (if any). If SHMC reasonably believes it is unable to provide any Service because of a failure to obtain third-party contractor consents or because of impracticability, SHMC will notify OSH promptly after SHMC becomes aware of such fact and the Parties will cooperate to determine the best alternative approach.

1.07 Use of Third Parties. Subject to the next sentence, SHMC may use any Affiliate or any unaffiliated third-party contractor to provide the Services to the extent the Affiliate or the unaffiliated third-party contractor provides comparable services to SHMC or, if not, if OSH gives its prior written consent (which consent OSH will not unreasonably withhold or delay). SHMC’s use of Affiliates and unaffiliated third-party contractors will not affect the Fees or SHMC’s obligation to provide the Services in accordance with the terms and conditions of this Agreement.

1.08 Assets of OSH. During the Service Period, (i) SHMC and its Affiliates and third-party contractors may use, at no charge, all of OSH’s Assets which either Sears Roebuck previously used to provide Services or otherwise, to the extent necessary to perform the Services, and (ii) OSH will consult with SHMC prior to upgrading or replacing such Assets that are reasonably necessary for SHMC to provide the Services.

1.09 Ownership of Data and Other Assets. Neither Party will acquire any right, title or interest in any software or other assets, tangible and intangible (“Assets”), that are owned or licensed by the other and used to provide the Services. All data provided by or on behalf of a Party to the other Party for the purpose of providing the Services will remain the property of the providing Party. To the extent the provision of any Service involves intellectual property, including software or patented or copyrighted material, or material constituting trade secrets, neither Party will copy, modify, reverse engineer, decompile or in any way alter any of such material, or otherwise use such material in a manner inconsistent with the terms and provisions of this Agreement, without the express written consent of the other Party.

1.10 Contact Person. Each Party will appoint a contact person (each, a “Contact Person”) to facilitate communications and performance under this Agreement. Each Party will have the right at any time and from time to time to replace its Contact Person; Such Party will give notice in writing to the other Party of such replacement. The initial Contact Person of each Party is set forth on Schedule B.

ARTICLE II

CHARGES AND PAYMENTS FOR SERVICES

2.01 Compensation.

(a) Fees. As consideration for the provision of Services, OSH will pay SHMC the following fees: (i) for the twelve (12) month period commencing on the Effective Date the fixed fees for certain Services as set forth on Schedule A (“Fixed Fees”), payable in equal monthly installments in advance, on the first business day of each month beginning on the Effective Date, provided that, upon the termination of an individual Service, OSH will pay a pro rata portion of the applicable Fixed Fee specified on Schedule A, calculated based on the portion of the total respective individual Service(s) actually performed, or expense actually incurred, through the termination date; and (ii) other fees for certain Services at hourly or other rates (“Other Fees” and together with Fixed Fees the “Fees”). The Human Resources, Tax and Accounting Transition Fees will be paid with the last monthly installment payment of the Fixed Fees under the Agreement. Fees are set forth on Schedule A.

(b) Expenses. In addition to the Fees, OSH will reimburse SHMC for (i) COBRA expenses advanced by SHMC with respect to OSH’s and its Affiliates’ employees who incur a qualifying event (as defined under COBRA) prior to the Effective Date, (ii) COBRA expenses advanced by SHMC with respect to OSH’s and its Affiliates’ employees who incur a qualifying event (as defined under COBRA) on or after the Effective Date until such COBRA liability is transferred to an OSH-sponsored group health plan on or after January 1, 2012, (iii) expenses incurred by SHMC for IT development work on SHMC systems at the request of OSH, and (iv) all other reasonable out-of-pocket expenses actually incurred in its performance of the Services, that are not already included in the Fees (“Other Expenses”). To the extent reasonably practicable, SHMC will provide OSH with notice of such Other Expenses prior to incurring them. (COBRA expenses, IT development work expenses, and Other Expenses are collectively referred to as “Expenses”). If directed by SHMC, OSH will pay directly any or all third-party contractors providing Services to or for the benefit of OSH.

2.02 Payments. OSH will pay Fixed Fees in accordance with Section 2.01(a). OSH will pay all Other Fees, Expenses and Transaction Taxes within thirty (30) days of SHMC’s valid invoice to OSH. Unless otherwise mutually agreed in writing, all amounts payable under this Agreement will be payable by electronic transfer of immediately available funds to a bank account designated by SHMC from time to time. All amounts remaining unpaid for more than fifteen (15) days after their respective due date(s) will accrue interest at a rate of the lesser of one and one-half percent (1.5%) per month or the highest rate allowed by law, until paid.

2.03 Taxes. SHMC’s Fees do not include applicable taxes. OSH will be responsible for the payment of all taxes payable in connection with the Services including sales, use, excise, value-added, business, service, goods and services, consumption, withholding, and other similar taxes or duties, including taxes incurred on transactions between and among SHMC, its Affiliates, and third-party contractors, along with any related interest and penalties (“Transaction Taxes”). OSH will reimburse SHMC for any deficiency relating to Transaction Taxes that are OSH’s responsibility under this Agreement. Notwithstanding anything in this Section 2.03 to the contrary, each Party will be responsible for its own income and franchise taxes, employment taxes, and property taxes. The Parties will cooperate in good faith to minimize Transaction Taxes to the extent legally permissible. Each Party will provide to the other Party any resale exemption, multiple points of use certificates, treaty certification and other exemption information reasonably requested by the other Party.

ARTICLE III

TERMINATION AND DEFAULT

3.01 Termination of an Individual Service for Convenience by OSH. OSH, upon providing sixty (60) days written notice to SHMC, may terminate for its convenience any individual Service; but the termination of such Service will have no effect upon the provision of other Services to OSH.

3.02 Termination of the Agreement. This Agreement will automatically terminate on the first anniversary of the Effective Date, unless earlier terminated in accordance with the provisions of this Agreement (including any Schedule). The date of termination in accordance with the preceding sentence is the “Termination Date.” This Agreement may be terminated prior to the end of the Service Period upon (i) the mutual written agreement of the Parties, (ii) by either Party upon a Default by the other; (iii) the sixtieth (60th) day following SHMC’s receipt of written notice from OSH terminating the Agreement in its entirety, or (iv) the sixtieth (60th) day following OSH’s receipt of written notice from SHMC terminating the Agreement in its entirety due to a Change in Control of OSH.

3.03 Default. A Party will be deemed to be in default (“Default”) under this Agreement upon the occurrence of any one or more of the following events:

(a) Failure by the Party to make any undisputed payment when due hereunder if such failure continues for thirty (30) days after receipt of written notice thereof from the other Party;

(b) Failure by the Party to perform or observe any material obligation or condition of this Agreement to be performed or observed by such Party, if such failure continues for thirty (30) days after receipt of written notice thereof is given by the other Party; or

(c) The making of a general assignment or arrangement for the benefit of creditors, the filing of a voluntary or involuntary petition in bankruptcy by or against such Party under any bankruptcy or insolvency law or similar proceeding (unless, in the case of an involuntary filing against such Party, the petition is dismissed within 60 days), the appointment of a trustee or receiver or the commencement of a similar proceeding to take possession of, or the attachment or other judicial seizure of, substantially all of such Party’s assets, or the taking by such Party of any action in furtherance of the foregoing.

3.04 Effect of Default. Following the occurrence of a Default by one Party, the other Party may, at its option, terminate or suspend its obligations hereunder. Such right of termination or suspension will be in addition to any other rights or remedies available at law or equity, all of which will be cumulative.

3.05 Termination on Change in Control of OSH. Following a Change in Control of OSH, SHMC may, at its option and with sixty (60) days advance written notice, terminate the Agreement. A “Change in Control” means a sale of all or substantially all of the assets of OSH (excluding the Distribution), whether in a single transaction or a series of transactions, a merger, consolidation, or any other transaction or arrangement, the effect of which is that 50% or more of the total voting power entitled to vote in the election of OSH’s board of directors is held by a Person or Persons other than the Permitted Holders.

3.06 Obligations on Termination. Upon termination of this Agreement, (a) each Party will promptly return or destroy all Confidential Information received from the other Party in connection with this Agreement without retaining a copy thereof, other than one copy for record keeping purposes; (b) OSH will return to SHMC, as soon as reasonably practicable, all equipment or other property of SHMC, whether owned, leased, or licensed, and (c) OSH will pay all outstanding Fees for Services rendered and Expenses incurred through the Termination Date.

3.07 Termination of an Individual Service by SHMC. If an unaffiliated third-party contractor or an Affiliate of SHMC that provides a Service is unwilling or unable to provide the Service, (ii) the unaffiliated third-party contractor or Affiliate of SHMC does not provide a similar service to SHMC or its Affiliates on terms that are comparable to the terms of this Agreement, and (iii) SHMC is unable to retain a replacement service provider to provide the Service on terms that are comparable to the terms of this Agreement, SHMC, upon providing ninety (90) days written notice to OSH, may terminate the Service, but the termination of the Service will have no effect upon the provision of the other Services to OSH.

ARTICLE IV

CONFIDENTIALITY

4.01 Confidentiality.

(a) For the purpose of this Agreement, “Confidential Information” means all non-public information received by a Party, its Affiliates, and their respective Representatives (collectively, the “Receiving Party”) relating to the other Party, its Affiliates, and their respective Representatives (collectively, the “Disclosing Party”), in connection with this Agreement, including information concerning pricing, service history, customer information and lists (except to the extent that these may be shared under privacy laws and regulations), sourcing, costs, product specifications and methods of operations, business plans, strategies, financial information, information technology information, and other proprietary information, regardless of the manner or medium in which it is furnished to or otherwise obtained by the Receiving Party; provided, that the term “Confidential Information” does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party in violation of this Agreement, (ii) is or was available to the Receiving Party on a non-confidential basis prior to its disclosure to the Receiving Party by the Disclosing Party, provided that such information did not become available to the Receiving Party, from a Person who, to the Receiving Party’s knowledge and at the time of receipt by the Receiving Party of the relevant information, is bound by a confidentiality agreement with respect to such information with (or other confidentiality obligation to) the Disclosing Party or another Person or (iii) was or becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party, provided that such source is or was (at the time of receipt of the relevant information) not, to the Receiving Party’s knowledge, bound by a confidentiality agreement with respect to such information with (or other confidentiality obligation to) the Disclosing Party or another Person.

(b) The receiving Party will not disclose, and will cause its Affiliates and Representatives not to disclose, any Confidential Information of the Disclosing Party to any Person; provided, however, that each Party will be responsible in any event for the acts or omissions of its Affiliates and Representatives to whom it discloses the Disclosing Party’s

Confidential Information; and provided, further, that Confidential Information may be disclosed only:

(i) to the receiving Party’s Affiliates and Representatives in the normal course of performance of Receiving Party’s obligations under this Agreement;

(ii) by the Receiving Party to the extent required by applicable law, rule or regulation (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which such Party is subject), with prior notice, if legally permitted, to the Disclosing Party;

(iii) by the Receiving Party, if such Person determines in good faith that such disclosure is required in order to comply with such Person’s obligations under the federal or state securities laws, rules or regulations, the rules of the NASD or the Nasdaq Stock Market or any other similar body), with prior notice, if legally permitted, to the Disclosing Party; or

(iv) with the prior written consent of the Disclosing Party.

(c) Nothing contained herein will prevent the use (subject, to the extent possible, to a protective order) of Confidential Information in connection with the assertion or defense of any claim by or against the other Party.

(d) Each Party acknowledges that if it breaches this Agreement, the other Party may be irreparably and immediately harmed and may not be made whole by monetary damages. Accordingly, the Disclosing Party, in addition to any other remedy to which it maybe entitled in law or equity, is entitled to pursue any injunction or injunctions to prevent breaches of this Agreement and to compel specific performance of this Agreement, without the need for proof of actual damages.

4.02 Third-Party Contractor Confidentiality Terms. If SHMC’s agreement with an unaffiliated third-party contractor performing Services (“TP Agreement”) includes confidentiality terms that are less restrictive than this Article IV (i.e., the TP Agreement permits broader sharing or disclosure of confidential information than permitted in this Article IV), then, notwithstanding anything in this Article IV to the contrary, the less-restrictive confidentiality terms of the TP Agreement will (i) control over this Article IV and (ii) govern SHMC’s rights and obligations in this Article IV regarding the sharing of OSH Confidential Information with the unaffiliated third-party contractor, but in each circumstance only to the extent necessary to permit the unaffiliated third-party contractor to perform the Services.

ARTICLE V

INDEMNIFICATION; LIMITATION OF LIABILITY

5.01 Indemnification by OSH. OSH will defend, indemnify, and hold harmless SHMC and its Affiliates and their respective Representatives from and against any and all costs, liabilities, losses, penalties, expenses and damages (including reasonable attorneys’ fees) of every kind and nature arising from third-party claims, demands, litigation, and suits related to or arising out of this Agreement (collectively “OSH Claims”), except to the extent that such OSH Claims are caused by: (i) a breach of any provision of this Agreement by SHMC; or (ii) any negligent act or omission, or willful misconduct of SHMC, its Affiliates, or their respective Representatives in performance of this Agreement.

5.02 Indemnification by SHMC. SHMC will defend, indemnify, and hold harmless OSH and its Affiliates, and their respective Representatives, from and against any and all costs, liabilities, losses, penalties, expenses and damages (including reasonable attorneys’ fees) of every kind and nature arising from third-party claims, demands, litigation, and suits, that: (i) relate to bodily injury or death of any person or damage to real and/or tangible personal property directly caused by the negligence or willful misconduct of SHMC or its Affiliates during the performance of the Services, or (ii) relate to the infringement of any copyright or trade secret by an Asset owned by SHMC or its Affiliates and used by SHMC in the performance of the Services (collectively, “SHMC Claims”). Notwithstanding the obligations set forth above in this Section 5.02, SHMC will not defend or indemnify OSH, its Affiliates, or their respective Representatives to the extent that such SHMC Claims are caused by: (a) a breach of any provision of this Agreement by OSH; (b) any negligent act or omission, or willful misconduct of OSH, its Affiliates, or their respective Representatives in performance of this Agreement; or (c) with respect to infringement claims: (I) OSH’s use of the Asset in combination with any product or information not provided by SHMC; (II) OSH’s distribution, marketing or use for the benefit of third parties of the Asset; (III) OSH’s use of the Asset other than as contemplated by this Agreement; or (IV) information, direction, specification or materials provided by or on behalf of OSH. OSH Claims and SHMC Claims are individually referred as a “Claim.”

5.03 Procedure. In the event of a Claim, the indemnified Party will give the indemnifying Party prompt notice in writing of the Claim; but the failure to provide such notice will not release the indemnifying Party from any of its obligations under this Article except to the extent the indemnifying Party is materially prejudiced by such failure. Upon receipt of such notice the indemnifying Party will assume and will be entitled to control the defense of the Claim at its expense and through counsel of its choice, and will give notice of its intention to do so to the indemnified Party within 20 business days of the receipt of such notice from the indemnified Party. The indemnifying Party will not, without the prior written consent of the indemnified Party, (i) settle or compromise any Claim or consent to the entry of any judgment that does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the indemnified Party of a written release from all liability in respect of the Claim or (ii) settle or compromise any Claim in any manner that may adversely affect the Indemnified Party other than as a result of money damages or other monetary payments that are indemnified hereunder. The indemnified Party will have the right at its own cost and expense to employ separate counsel and participate in the defense of any Claim.

5.04 Limitation of Liability. Except for (i) each Party’s indemnity and defense obligations as set forth in Sections 5.01, 5.02, and 5.03 and other liabilities to unaffiliated third parties and (ii) breach of Section 1.09, in no event will either Party be liable for any consequential, incidental, indirect, special, or punitive damages, losses or expenses (including business interruption, lost business, lost profits, or lost savings) even if it has been advised of their possible existence. The sole liability of SHMC and its Affiliates for any and all claims in any manner related to this Agreement will be the payment of direct damages, not to exceed (for all claims in the aggregate) the Fees received by SHMC under this Agreement. Notwithstanding anything in this Agreement to the contrary, SHMC will not be liable for damages caused by SHMC’s third-party contractors; however, to the extent permitted in a TP Agreement, SHMC will pass through to OSH applicable rights and remedies under the respective TP Agreement.

ARTICLE VI

MISCELLANEOUS

6.01 Expenses. Except as otherwise provided herein in connection with the provision of the Services, each Party will bear its own expenses with respect to the transactions contemplated by this Agreement.

6.02 Waiver of Compliance . Any failure of a Party to comply with any obligation, covenant, agreement or condition in this Agreement may be waived in writing by the other Party, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

6.03 Amendment. Subject to the next sentence, this Agreement may not be amended except by a written amendment signed by each Party. If with respect to a proposed amendment to this Agreement the Second Amended and Restated Stockholders’ Agreement dated December __, 2011 among ESL, ACOF, OSH, and other parties signatory thereto (as amended from time to time, the “Stockholders’ Agreement”) requires that such amendment be approved by a Class B/C Director (as defined in the Stockholders’ Agreement), then such amendment will not be effective to amend this Agreement until the requirement is met.

6.04 Assignment. OSH may not assign its rights or obligations under this Agreement without the prior written consent of SHMC, to be withheld in SHMC’s absolute discretion. Any Change in Control of OSH will constitute an assignment of this Agreement, for which SHMC’s prior written consent is required. SHMC may freely assign its rights and obligations under this Agreement to any of its Affiliates without the prior consent of OSH; provided, that any such assignment will not relieve SHMC of it obligations hereunder. This

Agreement will be binding on, and will inure to the benefit of, the successors and assigns of the Parties.

6.05 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement must be in writing and will be deemed to have been duly given (i) when delivered by hand, (ii) three business days after it is mailed, certified or registered mail, return receipt requested, with postage prepaid, (iii) on the same business day when sent by facsimile if the transmission is completed before 5:00 p.m. recipient’s time, or one business day after the facsimile is sent, if the transmission is completed on or after 5:00 p.m. recipient’s time or (iv) one business day after it is sent by Express Mail, Federal Express or other courier service, as follows:

(a) if to SHMC:

Sears Holdings Management Corporation

Attention: General Counsel

3333 Beverly Road, B6-210B

Hoffman Estates, Illinois 60179

Telephone: (847) 286-5933

Facsimile: (847) 286-2471

(b) if to OSH:

Orchard Supply Hardware Stores Corporation

6450 Via Del Oro

San Jose, California 95119

Attention:	President
Telephone:	(847) 286-2500
Facsimile:	(847) 286-6544

with a copy (which will not constitute notice) to:

Orchard Supply Hardware Stores Corporation

6450 Via Del Oro

San Jose, California 95119

Attention:	General Counsel
Telephone:	(408) 361-2255
Facsimile:	(408) 629-7174

or such other address as the person to whom notice is to be given has furnished in writing to the other Parties. A notice of change in address will not be deemed to have been given until received by the addressee.

6.06 Survival. The provisions of Articles II (Charges and Payments for Services), III (Termination), IV (Confidentiality), V (Indemnification; Limitation of Liability), and VI (Miscellaneous) will survive any termination or expiration of this Agreement.

6.07 Headings. The article and section headings contained in this Agreement are inserted for reference purposes only and will not affect the meaning or interpretation of this Agreement.

6.08 No Third Party Rights. Except for the indemnification rights under this Agreement of any SHMC or OSH indemnitee in their respective capacities as such, this Agreement is intended to be solely for the benefit of the Parties and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the Parties.

6.09 Counterparts. This Agreement may be executed by facsimile and in any number of counterparts, each of which will be deemed to be an original, and all of which together will be deemed to be one and the same instrument.

6.10 Severability. If any provision of this Agreement is declared by any court of competent jurisdiction to be illegal, invalid, void or unenforceable, such provision will (to the extent permitted under applicable law) be construed by modifying or limiting it so as to be legal, valid and enforceable to the maximum extent compatible with, and possibly under, applicable law, and all other provisions of this Agreement will not be affected and will remain in full force and effect.

6.11 Entire Agreement. This Agreement (including the Schedules hereto) constitutes the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

6.12 Force Majeure. Neither Party will be responsible to the other for any delay in or failure of performance of its obligations under this Agreement, or under any order placed pursuant to this Agreement, to the extent such delay or failure is attributable to any act of God, act of terrorism, fire, accident, war, embargo or other governmental act, or riot; provided, however, that the Party affected thereby gives the other Party prompt written notice of the occurrence of any event which is likely to cause any delay or failure setting forth its best estimate of the length of any delay and any possibility that it will be unable to resume performance; provided, further, that said affected Party will use its commercially reasonable efforts to expeditiously overcome the effects of that event and resume performance.

6.13 Fair Construction. This Agreement will be deemed to be the joint work product of the Parties without regard to the identity of the draftsperson, and any rule of construction that a document will be interpreted or construed against the drafting Party will not be applicable.

6.14 No Agency. Nothing in this Agreement creates a relationship of agency, partnership, or employer/employee between SHMC and OSH and it is the intent and desire of the Parties that the relationship be and be construed as that of independent contracting parties and not as agents, partners, joint venturers or a relationship of employer/employee.

6.15 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) THIS AGREEMENT WILL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO ANY CHOICE OR CONFLICTS OF LAW PROVISION THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

(b) Each of the Parties irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Illinois state court or Federal court of the United States of America, in either case sitting in Cook County, Illinois, and any appellate court to any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Illinois state court or, to the extent permitted by law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in any such Illinois state or Federal court, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Illinois state or Federal court. A final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 6.05. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by law.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (ii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iii) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.15.

6.16 Definitions.

The following defined terms include the singular and the plural form of the terms.

(a) “Affiliate” of any Person means a Person that controls, is controlled by or is under common control with such Person; provided, however, that only entities directly or indirectly controlled by SHLD shall be deemed Affiliates of SHMC for purposes of this Agreement. As used herein, “control” of any entity means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise; provided, however, that (i) OSH and its subsidiaries will not be considered Affiliates of SHLD or any of its subsidiaries and (ii) SHLD and its subsidiaries will not be considered Affiliates of OSH or any of its subsidiaries.

(b) “COBRA” means Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(c) “Governmental Authority” means any Federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other legislative, judicial, regulatory, administrative or governmental authority.

(d) “Law” means any statute, law, regulation, ordinance, rule, judgment, rule of common law, order, decree, government approval, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, whether now or hereinafter in effect and, in each case, as amended.

(e) “Permitted Holder” means each of ACOF I LLC (“ACOF”), ESL Investments, Inc. (“ESL”), and each of their respective Related Persons.

(f) “Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability company, any other entity and any Governmental Authority.

(g) “Related Person” means, with respect to a Person (a) each Affiliate of such Person and (b) with respect to either ACOF or ESL, any investment fund, investment partnership, investment account or other investment Person whose investment manager, investment adviser, managing member or general partner, is (i) ACOF or ESL, as applicable, or an Affiliate of ACOF or ESL, as applicable, or (ii) any member, partner, director, officer or employee of such investment manager, investment adviser, managing member or general partner of ACOF or ESL, as applicable, or any Affiliate of ACOF or ESL, as applicable.

(h) “Representatives” means employees, partners, members, directors, officers, counsel, investment advisors, third-party contractors, and other representatives.

Additional Defined Terms:

Term	Section Where Defined
“Assets”	1.09
“Change in Control”	3.05
“Claim”	5.02
“Confidential Information”	4.01(a)
“Contact Person”	1.10
“Default”	3.03
“Disclosing Party”	4.01(a)
“Distribution”	Recitals
“Distribution Agreement”	Recitals
“Effective Date”	1.01
“Expenses”	2.01(b)
“Fees”	2.01(a)
“OSH”	Introductory paragraph
“OSH Claims”	5.01
“Party”	Introductory paragraph
“Receiving Party”	4.01(a)
“Sears Roebuck”	Recitals
“Service Period”	1.01
“Services”	1.01
“SHLD”	Recitals
“SHMC”	Introductory paragraph
“Termination Date”	3.01
“TP Agreement”	4.02
“Transaction Taxes”	2.03

6.17 Interpretation and Construction. In this Agreement (i) “include,” “includes,” and “including” are inclusive and mean, respectively, “include without limitation,” “includes without limitation,” and “including without limitation,” (ii) “or” is disjunctive but not necessarily exclusive, (iii) “will” expresses an imperative, an obligation, or a requirement, (iv) numbered

“section” and “article” references refer to sections and articles, respectively, of this Agreement unless otherwise specified, (v) unless otherwise indicated all references to a number of days will mean calendar days unless otherwise specified and all references to months or years will mean calendar months or years, and (vi) $ or Dollars will mean U.S. Dollars.

6.18 Condition Precedent to the Effectiveness of this Agreement; Expired Prior Agreement . This Agreement will not become effective until it has been approved by the Audit Committee of the Board of Directors of SHLD. When this Agreement becomes effective the obligation, if any, of Sears Roebuck to provide services as described in the Services Agreement will cease.

[signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officer, all as of the day and year first above written.

SEARS HOLDINGS MANAGEMENT CORPORATION

By:
Name:
Title:

ORCHARD SUPPLY HARDWARE STORES CORPORATION

By:
Name:
Title:

[Services Agreement]

SCHEDULE A

(Schedule A will be updated upon mutual agreement of the Parties)

Schedule of Services and Fees

Business	Services Provided	Cost
HUMAN RESOURCES

1. Active Group Health Coverage under the Sears Holdings Medical Plan, Dental Plan and Flexible Benefits Plan (Cost: actual expense Incurred for Group Health Coverage plus a premium of 10%)1

Benefits Transition Period – Effective as of the Distribution Date through no later than December 31, 2011

Post-Distribution, SHMC to act as third party administrator on behalf of OSH, which will continue to offer the Sears Holdings Medical Plan, Dental Plan and Flexible Benefits Plan to eligible employees of OSH without interruption post-Distribution.

Continuation Coverage (Cost: a premium of 10% of actual expense of Active Group Health Coverage)2

Post-Distribution, SHMC to provide COBRA continuation coverage for medical, dental and health care flexible spending account (FSA), as third party administrator of these plans on behalf of OSH, to OSH employees (and their qualified beneficiaries) participating in these plans who incur a qualifying event under COBRA post-Distribution, provided, however, as of January 1, 2012, OSH shall assume COBRA continuation coverage for OSH employees (and their qualified beneficiaries) who incur a qualifying event post-Distribution.

3.      OSH Transition Pay Plan (Cost: actual expense plus premium of 10%)

a.       OSH sponsors and maintains a separate Transition Pay Plan, which it will continue to administer but will receive payroll,

         administration and compliance support from SHMC

4.      Other Benefits 3

a.       Other benefits made available to eligible employees of OSH (Cost: actual expense to SHMC plus a premium of 10% of actual expense of providing such Other Benefits).

$461,775 annually or $38,481 monthly with a transition fee of $70,400 at the end.

and

Actual expenses for Active Group Health Coverage, Continuation Coverage, OSH Transition Pay Plan, and Other Benefits, plus 10% premium.

Human Resources Services end on December 31, 2011.

If the Effective Date occurs after December 31, 2011, OSH will not have to pay the $461,775 annual fixed fee for Human Resources Services.

1.

Each OSH employee will continue to be responsible for the employee portion of his/her active group health coverage, which will continue to be deducted, pre-or post-tax, as applicable, from pay. Coverage will be subject to the terms and conditions and the continued availability of each such plan.

2.

Each OSH employee (or qualified beneficiary) who incurs a qualifying event under COBRA will be responsible for the cost of COBRA continuation coverage at a rate equal to 102% of the full cost of continued medical and dental coverage. Additional costs related to such COBRA coverage will be paid by OSH. Coverage will be subject to the terms and conditions and the continued availability of each such plan.

3.

Each OSH employee will continue to be responsible for the employee portion of his/her coverage under any of the other benefits, which will continue to be deducted, pre-or post-tax, as applicable, from pay

b.      Refer to Exhibit B.4 for a summary of the other benefits sponsored or made available by SHMC (or a SHMC Affiliate), indicating what was offered to OSH pre-Distribution and what will be offered post-Distribution, during the health and welfare Benefits Transition Period.

c.      Any benefit program of SHMC (or an Affiliate) not listed in this Part B or Exhibit B.4 as offered post-Distribution is not intended to be available to OSH employees post-Distribution.

88SEARS online and call center access and support for relevant Services

88SEARS access and support

5.      Payroll

a.      Payroll Transition Period: Effective as of Distribution through no later than December 31, 2011;

b.      Process regular payroll and bonus payments to OSH employees;

-        Paycheck distribution (ship to store and direct deposit)

-        Payroll shipment tracking

c.      Wage and/or employment verification

d.      Process manual paychecks (out of cycle) when necessary and on the same basis as SHMC currently employs

e.      Perform all U.S. payroll and employee withholding tax remittances to local, state and federal agencies and filing of all corresponding tax returns with respect to employee withholding and payroll taxes;

f.       Maintain employee deductions that relate to the Orchard Supply Hardware Retirement Savings Plan, active group health coverage and other SHMC benefit programs continued for eligible employees of OSH as provided for herein (including benefit programs listed in Exhibit B.4., through the period ended December 31, 2011);

g.      Maintain direct deposits and voluntary deductions that are not benefit related for OSH employees;

h.      Issue termination payments in accord with established federal and state regulations via “on demand” checks for OSH employees;

i.       Provide reporting to all governmental, benefit and/or other regulatory agencies as currently being performed with respect to OSH employees;

j.       Process direct deposit recall, stop payment orders with appropriate bank confirmation and check reissue, where applicable, for OSH employees;

k.      Process garnishments, deductions and remittances to third parties with respect to OSH employees;

l.       Handle payroll tax inquiries from OSH employees and taxing agencies;

m.     Process online advances as currently handled

n.      Accounting accruals and reconciliations

o.      Escheat for payroll checks

6.       Manage HR reporting (currently using Document Direct) and information systems databases (PeopleSoft), including:

-        Employment data

-        Job data

-        Personal information

-        Leave and vacation accruals

-        Employee review

-        Variable compensation (e.g., incentive data, service awards)

-        Employee ID cards

-        Non-employee data for discount

-        Reporting tools and SQR

-        Data entered through TPC

-        Time and attendance interface

-        GL interface; and

-        Distribute W2 forms

7.      Continuation of compliance programs and associated third-party contractor and online support

•      Unemployment administration

•      Background checks (Hireright Solutions, Inc.) – including Data Extraction

•      Drug testing (E-Screen)

•      Sears Holdings Corporation Code of Conduct

-        Communication materials

-        Testing, scoring, result reporting

•      HRIS Processing and Reporting

-        EEO-1

-        Turnover

-        Rosters

-        Missing documents

-        Short term disability

-        Policy, review and training status

-        Training Test Data

•      SHMC will continue to provide internal policies and procedures to OSH

8.      Benefits Administration

•      With respect to benefit programs sponsored by SHMC (or an Affiliate), under which eligible employees of OSH will continue to participate during the Benefits Transition Period, SHMC will continue to select and manage brokers and other third-party contractors and the like, as necessary to handle:

-        Plan design and eligibility;

-        Day to day operations of the benefit programs;

-        Benchmarking;

-        Plan contract performance guarantees; and

-        Government required filings (e.g. Form 5500 and SAR filings.)

•      SHMC benefits department will continue to determine cost sharing and P&L allocations

•      SHMC will continue to administer non-contracted benefits (e.g., vacation, personal days, service awards) in effect from time to time for OSH employees

•      Contract and negotiate with third party administrators and other third-party contractors

Miscellaneous

1.       SHMC to use its reasonable efforts to allow OSH to continue to participate in job posting leveraging SHMC’s costs

2.       Contract administration and negotiations with job posting boards and temporary agencies

3.       Administration of internal assessments (employee survey), including 360 degree feedback

4.       Appliance Department training – distribution of curriculum to OSH

Including SHMC OPT (e-learning), to the extent SHMC utilizes it in the future

5.       Data Extraction for employee paperwork from SHMC’s HR imaging systems (print or electronic)

a.      Limited imaged documents for active OSH employees

b.      Imaged personnel file for terminated employees

c.      Imaged benefit documents

6.      Organization chart for OSH (based on information provided by OSH) and posting to intranet

ACCOUNTING

AP Processing and Accounting:

1.      Retain and provide access to all accounting records and data prior to any change in control

2.      General Ledger –

a.      Process journal entries for appliance activity

b.      Maintain supporting records as necessary

3.      Reporting

a.      Maintain NAI accounting system and SPRS merchandising system

b.      Maintain historical data for non-converted data (i.e. audits data retention)

4.      NAI 500 Feeds

5.      Payroll reclass request

Accounting Services $40,000/year with a $10,000 fee for transition at the end.

Notwithstanding Section 3.01 of the Agreement, OSH may not voluntarily terminate the Accounting Services if SHMC is performing other Services under this Agreement.

Tax Return and Other Filings:

1.      Sales and use tax (Insource)

2.      Sales Tax Unit Directory

3.      Sales Tax Exempt Certificates (SECS)

4.      Sears Sales Tax Support System

5.      Gross receipts

6.      Property tax (Burr Wolff)

7.      Escheat reporting

8.      Corporate taxes (income tax, franchise tax)

9.      Business license filings, to the extent currently handled by SHMC

Tax Services $50,000 /year with a $10,000 fee for transition at the end.

OTHER

Environmental:

1.      Hazardous and Special Waste Handling

2.      Environmental Permitting and Registration Maintenance and Fee Review

3.      Environmental Plan Preparation

4.      Emergency Spill Response Hotline and Response

5.      MSDS Online Services and Hotline

6.      Poison Control Hotline

7.      Asbestos surveying, abatement and notification services

8.      Indoor Air Quality Services

9.      Environmental Cleanup Services

For all Services provided by a third-party contractor, invoice price plus 10% All Services provided by SHMC, $75/hr.

Safety:

1.      Environmental Cleanup Services

2.      Development of Safety & Health Manuals, Training and Procedures

3.      Development of Hazmat Shipping Manual, Training, and Procedures

4.      Maintain Online Safety materials

5.      OSHA, Fire Dept, and DOT monitoring, and citation management

6.      Core Safety Processes (Accident Prevention Plan, Safety Team, Safety Inspection) development and management

7.      Management of Personal Protective Equipment and Safety Supply lists

$150-175/hr for safety Services Additional charges for travel related expenses and site visits

Risk Management and Insurance:

1.      Data Extraction and Tracking and Administration of:

•   Workmen’s Comp

•   Auto Insurance

•   General Liability

•   Property Insurance

2.      Claims review

3.      Consultation in connection with the purchase of insurance

4.       Maintain insurance claims records and provide access to tools for viewing this information, for the following types of insurance:

•   General Liability

•   Workers’ Compensation

•   Auto Liability

•   Property Insurance

1.      $100/hr. if OSH cannot get information direct from third-party contractor (e.g., Sedgwick, Liberty)

2.      $75/hr.

3.      $150/hr.

4.      $100/hr. if OSH cannot get information direct from third-party contractor (e.g., Sedgwick, Liberty)

IT:

1.      Perform IT development work on SHMC systems as requested by and for benefit of OSH, and as approved by SHMC.

2.      Expenses may include cost of software and hardware, as well as labor costs for development, testing, implementation, documentation, etc, and other miscellaneous expenses. SHMC will provide an estimate of expenses for each OSH request. However, OSH understands and agrees that it will pay for all expenses actually incurred by SHMC.

Inventory Services:

1.      SHMC’s third-party contractor will schedule and conduct full store inventories and appliance inventories for OSH, and other inventories as may be requested.

2.      The third-party contractor(s) providing the inventory services will invoice OSH for fees and expenses and OSH will pay such vendor(s) directly, rather than through SHMC.

All Services provided by RGIS at contract cost plus 15%.

Payment Clearing Services:

•      Electronic Check Acceptance on OSH registers through Telecheck Services, Inc. This consists of check authorization, electronic funds transfer, processing, warranty and collection services.

•      Gift Card processing services through Valuelink. Valuelink operates a central database and authorizes transactions (loads, reloads, redemptions) and provides reporting and other services.

•      Third party payment card processing (credit cards and debit cards) through First Data Merchant Services.

•      SearsCard authorization processing on OSH registers through First Data.

•      SearsCard settlement processing on OSH registers by Sears.

•      SearsCard acceptance at OSH registers; OSH will comply with its merchant agreement with Citibank. If and when OSH no longer accepts the SearsCard at OSH registers, it will take reasonable steps to notify its customers of such non-acceptance.

For all Services provided by a third-party contractor or SHMC, cost plus 15%.

Music and Content Licenses:

1.      Use music at the corporate office and at sponsored activities open only to employees and invited guests. Uses include music-on-hold operated at the corporate office, background music, training sessions, corporate meetings, shareholder meetings, and performances by bands or DJs.

2.      Enable U.S.-based employees to lawfully reproduce excerpts from the titles in vendor’s repertory of copyrighted material, in print and digital formats.

Exhibit B.4.: Other Benefits

During the Benefits Transition Period, continued participation by employees of OSH under the following Other Benefit Programs sponsored or made available by SHMC (or an Affiliate) will continue to be offered to otherwise eligible employees of OSH, according to the following table, as if OSH sponsored or made these benefits available with SHMC (or an Affiliate) acting as the third party administrator, subject to the terms and conditions and the continued availability of each such program:

Other Benefit Programs	Participation Pre-Distribution	Participation Post-Distribution
Short-Term Disability Program	✓	✓

Company Paid Life Insurance	✓	X4

Long-Term Disability Program	✓	X5

Optional Life Insurance	✓	X6

Business Travel Accident Insurance	✓	✓

WorkLife Solutions	✓	✓

Commuter Benefit Program	✓	✓

Adoption Assistance Program	✓	✓

Starbridge Program	✓	✓

Voluntary Benefits Program	✓	✓

401(k) Savings Plan	✓7	X

Pension Plan (Frozen)	✓8	X

4	This is an insured program that can not be offered to OSH employees post-Distribution, except for during the standard 14-day grace period following loss of coverage (i.e., 14 days post-Distribution).
5	This is an insured program that can not be offered to OSH employees post-Distribution, except for during the standard 14-day grace period following loss of coverage (i.e., 14 days post-Distribution).
6	This is an insured program that can not be offered to OSH employees post-Distribution, except for during the standard 14-day grace period following loss of coverage (i.e., 14 days post-Distribution).
7	OSH ceased to be a participating employer under the Sears Holdings 401(k) Savings Plan effective immediately after the OSH payroll period ending July 16, 2011.
8	OSH is not a participating employer under the Sears Holdings Pension Plan. However, a set group of OSH employees, who are former Sears, Roebuck and Co. employees, continue to earn service credit under the Pension Plan for purposes of earning eligibility for certain benefits, rights and features under the Pension Plan. This will cease post-Distribution.

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SCHEDULE B

Party Contact Persons

For SHMC:

Philip Silveira, Director/SLP Associate

Sears Holdings Management Corporation

3333 Beverly Road, LOC E3-378A

Hoffman Estates, IL 60179

Telephone – 847-286-7474

Fax – 847-747-1533

Email – philip.silveira@searshc.com

For OSH:

Michael Fox,

Senior Vice President, General Counsel and Secretary

Orchard Supply Hardware

6450 Via Del Oro

San Jose, California 95119

Telephone: (408) 361-2518

Facsimile: (408) 629-7174

Email – michael.fox@osh.com

B - 2